Exhibit 99.6

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who will become a director of LINKBANCORP, Inc. (“LINK”) pursuant to the terms of the Agreement and Plan of Merger by and among LINK, LINKBANK, GNB Financial Services, Inc. and The Gratz Bank, dated as of December 10, 2020, in the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of LINK, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Samuel K. Kauffman	5/7/2021
Samuel K. Kauffman	Date